June 15, 2023

Caroline Jewett
450 Whitegate Road
Newbury Park, CA 91320

Re: **Employment Terms**

Dear Caroline:

Genelux Corporation (the "Company") is pleased to offer you at-will employment in the position of Vice President, Quality, on the terms and conditions set forth in this letter agreement (this "**Agreement**").

1. Employment by the Company.

1.1 Start Date. Your employment with the Company shall begin on June 30, 2023 or such date as otherwise agreed to by you and the Company (such actual date your employment begins, the "**Start Date**").

1.2 Position. This is an exempt position, and during your employment with the Company, you will devote your best efforts to the business of the Company and will report to the Company's President and Chief Executive Officer. You represent to the Company that you have full authority to accept this position and perform the duties of the position and that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder.

1.3 Work Location. Your principal place of employment location shall be the Company's office located in Westlake Village, California. The Company reserves the right to reasonably require you to perform your duties at places other than your principal place of employment from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company's needs and interests from time to time.

2. Compensation.

As an exempt employee, it is anticipated that you will be able to perform your duties within a time commitment averaging about 4 full-time days per week, although your job duties may require that you work additional hours. Because your position is classified as exempt, you will not be eligible for overtime pay for such additional hours worked and your compensation will not fluctuate according to the quantity of work performed.

2.1 Base Salary. For services to be rendered hereunder, you shall receive a current base salary at the rate of $240,000.00 per year (the "**Base Salary**"), subject to standard payroll deductions and withholdings and payable in accordance with the Company's regular payroll schedule.

2.2 Annual Bonus. During your employment, you will be eligible for an annual discretionary bonus with a target amount of up to 30% of your then-current annual Base Salary, prorated for the number of days employed in a calendar year (the "**Annual Bonus**"). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the "**Board**") in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if any, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.

2.3 Equity. Subject to approval by the Board, the Company will grant you a new-hire option to purchase 88,000 shares of common stock of the Company; and (ii) beginning in the calendar year after the Start Date, you will be eligible for an annual discretionary option grant and other equity awards covering the Company's common stock which, for any given year, and the amount of any such grant, will be determined by the Board in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board (individually and collectively, the "**Award**"), pursuant to the Company's 2022 Equity Incentive Plan (as amended from time to time, the "**Plan**"). The shares subject to the Award will vest over four years of continuous service to the Company, with twenty-five percent (25%) of the shares subject to the Award vesting on the first-year anniversary of the Start Date, and the remaining shares vesting in equal monthly installments over the subsequent thirty-six (36) months of continuous service thereafter. The terms (including the exercise price of an option grant) of the Award, as well as all other matters related to the Award, will be governed by and subject to the terms and conditions set forth in the Plan, and the Award agreement you will be required to execute.

2.4 Standard Company Benefits. While employed by the Company, you will be eligible to participate in the benefits of employment described in the Company's Handbook and/or a separate summary (pursuant to the terms and conditions of the benefit plans and applicable policies). These benefits may be amended from time to time at the sole discretion of the Company.

The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time. The Company may change your position, duties, work location, compensation and benefits from time to time in its discretion.

2.5 Reasonable Business Expenses.

You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3. Company Policies.

The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

You will be required to sign an acknowledgment that you have read and that you understand and will abide by Company rules and policies (including but not limited to the Company's Handbook), as adopted or modified by the Company from time to time.

4. Conditions of Offer; At-Will Employment.

This offer is contingent upon satisfactory background and reference checks and satisfactory proof of your right to work in the United States. You agree to assist as needed and to provide any documentation or information at the Company's request to meet these conditions. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You are required to disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5. Outside Activities During Employment.

Except with the prior written consent of the Company's Chief Executive Officer, or designee, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

6. Termination; Severance.

6.1 Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that this Agreement is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause.

6.2 Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment (the "**Separation Date**").

6.3 Involuntary Termination Outside of Change in Control Period. If you are subject to an Involuntary Termination (that does not occur within the Change in Control Period (as defined below)), and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 6.6 below), the Company shall provide you with the following benefits (the "**Severance Benefits**"):

(a) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect ("**COBRA**") following your Separation Date, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Separation Date that is equal to nine (9) months (the "**COBRA Payment Period**"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the "**Special Severance Payment**"), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement (as discussed in Section 6.6), the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another

employer's group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

6.4 Involuntary Termination During Change in Control Period. If you are subject to an Involuntary Termination during the Change in Control Period, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 6.6 below), the Company shall provide you with the following benefits (the "**CIC Severance Benefits**"):

(a) CIC Severance. The Company shall pay you, as severance, the equivalent of nine (9) months (the "**CIC Severance Period**") of your Base Salary in effect as of the Separation Date and your full target annual bonus for the calendar year in which the Separation Date occurs, subject to standard payroll deductions and withholdings (the "**CIC Severance**"). The CIC Severance will be paid in a lump sum on the first regularly-scheduled payroll date after your Separation from Service (as defined in Section 7.6), provided the Separation Agreement has become effective.

(b) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under COBRA following your Separation Date, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Separation Date that is equal to nine (9) months (the "**CIC COBRA Payment Period**"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the "**Special Severance Payment**"), which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer's group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 6.3 and this Section 6.4. If you are eligible for benefits under both Section 6.3 and this Section 6.4, you shall receive the benefits set forth in this Section 6.4 and such benefits shall be reduced by any benefits previously provided to you under Section 6.3.

6.5 Termination for Cause; Death or Disability. If the Company terminates your employment for Cause, upon dissolution or cessation of the Company, or upon your death or disability, then (a) you will no longer vest in the Award, (b) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (c) you will not be entitled to any Severance Benefits or CIC Severance Benefits.

6.6 Conditions to Receipt of Severance Benefits and CIC Severance Benefits. The receipt of the Severance Benefits and CIC Severance Benefits will be subject to you signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to the Company (the "**Separation Agreement**") by no later than the sixtieth (60th) day after the Separation Date ("**Release Deadline**"). No Severance Benefits or CIC Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date.

7. Definitions.

7.1 Cause. For purposes of this Agreement, **"Cause"** for termination means: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of your duties to the Company; (d) persistent unsatisfactory performance of job duties after written notice from the Board or Chief Executive Officer and an opportunity to cure (if deemed curable by the Company in its sole discretion); (e) intentional damage to any property of the Company; (f) misconduct, or other violation of Company policy that causes harm; (g) breach of this Agreement, the Confidentiality Agreement (as defined below), or any other written agreement with the Company; or (h) conduct by you which in the good faith and reasonable determination of the Board or Chief Executive Officer demonstrates gross unfitness to serve.

7.2 Change in Control. For purposes of this Agreement, a **"Change in Control"** shall have the meaning as set forth in the Company's 2022 Equity Incentive Plan.

7.3 Change in Control Period. For purposes of this Agreement, the **"Change in Control Period"** means the period commencing three (3) months prior to a Change in Control and ending eighteen (18) months following a Change in Control.

7.4 Code. For purposes of this Agreement, **"Code"** means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

7.5 Involuntary Termination. For purposes of this Agreement, "**Involuntary Termination**" means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, and provided such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

7.6 Separation from Service. For purposes of this Agreement, "**Separation from Service**" means a "separation from service", as defined under Treasury Regulation Section 1.409A-1(h).

8. Proprietary Information Obligations.

As a condition of your employment with the Company, you shall execute and continue to abide by the Company's standard form of Confidential Information and Invention Assignment Agreement (the "**Confidentiality Agreement**"), attached as **Exhibit A**. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You also agree to honor all obligations to former employers during your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

9. Section 409A.

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation," then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you

prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

10. Section 208G.

If any payment or benefit you will or may receive from the Company or otherwise (a "**280G Payment**") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "**Excise Tax**"), then any such 280G Payment pursuant to this Agreement or otherwise (a "**Payment**") shall be equal to the Reduced Amount. The "**Reduced Amount**" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "**Reduction Method**") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "**Pro Rata Reduction Method**").

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred

compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11. Arbitration of All Disputes.

11.1 Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: **(i)** the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or **(ii)** your employment with the Company (including but not limited to all statutory claims); or **(iii)** the termination of your employment with the Company (including but not limited to all statutory claims). **BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.**

11.2 Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

11.3 Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

11.4 Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS in Westlake Village, CA, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party's own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

11.5 Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the Federal Arbitration Act (FAA), claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the FAA (collectively, the "Excluded Claims"). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

12. General Provisions.

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties' agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including that certain consulting agreement with you, dated April 8, 2021, as may have been amended from time to time. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company's discretion in this letter, must be made in a written agreement signed by you and the Company's Chief Executive Officer, or designee. Whenever possible, each provision of this Agreement will be interpreted

in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 6-12 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature page to follow]

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

We look forward to having you join Genelux. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

GENELUX CORPORATION

Thomas D. Zindrick
President and Chief Executive Officer

Accepted and agreed:

Caroline Jewett

Attachment: Employee Confidential Information and Invention Assignment Agreement

ATTACHMENT

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

GENELUX CORPORATION

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by **Genelux Corporation** ("***Employer***"), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, "***Company***"), the compensation paid to me now and during my employment with Company, and Company's agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the "***Agreement***"). Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1. Confidential Information Protections.

1.1 **Recognition of Company's Rights; Nondisclosure.** My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

1.2 **Confidential Information.** "***Confidential Information***" means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, "***Inventions***"), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company's business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company's competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.

1.3 **Term of Nondisclosure Restrictions**. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; ***provided, however***, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.

1.4 **No Improper Use of Information of Prior Employers and Others**. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company's premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2. Assignments of Inventions.

2.1 **Definitions**. The term (a) "***Intellectual Property Rights***" means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) "***Copyright***" means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) "***Moral Rights***" means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) "***Company Inventions***" means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

2.2 **California Limited Exclusion Notification.**

(a) I acknowledge that California Labor Code section 2870(a) provides that I cannot be required to assign to Company any Invention that I develop entirely on my own time without using Company's equipment, supplies, facilities or trade secret information, except for Inventions that either (i) relate at the time of conception or reduction to practice to Company's business, or actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for Company ("*Nonassignable Inventions*").

(b) To the extent that a provision in this Agreement purports to require me to assign a Nonassignable Invention to Company, the provision is against the public policy of the state of California and is unenforceable.

(c) This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

2.3 **Prior Inventions.**

(a) On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company's business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company ("***Prior Inventions***"). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b) I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company,

or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a "***License Event***"), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, "***Prior Inventions***" includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

2.4 **Assignment of Company Inventions.** I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer's customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company's rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5 **Obligation to Keep Company Informed.** During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6 **Government or Third Party.** I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 **Ownership of Work Product.** I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 **Enforcement of Intellectual Property Rights and Assistance.** I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

2.9 **Incorporation of Software Code.** I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company's policies regarding the use of such software or as directed by Company.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4. Duty of Loyalty During Employment. During my employment by Company, I will not, without Company's written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. No Solicitation of Employees, Consultants or Contractors. To the extent permitted by applicable law, I agree that during my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of Company) solicit, induce, encourage any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company.

6. Reasonableness of Restrictions. I have read this entire Agreement and understand it. I agree that (a) this Agreement does not prevent me from earning a living or pursuing my career, and (b) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company's legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 12.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

7. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

8. Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company's premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company's personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company's termination statement if required to do so by Company.

9. Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. If Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.

10. Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled "Attention Chief Executive Officer," and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11. Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 5 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

12. General Provisions.

12.1 **Governing Law; Consent to Personal Jurisdiction.** This Agreement will be governed by and construed according to the laws of the State of California without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2 **Severability.** If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

12.3 **Successors and Assigns.** This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4 **Survival.** This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5 **Employment At-Will.** I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.

12.6 **Waiver.** No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 **Export.** I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8 **Counterparts.** This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.9 **Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.**

12.10 **Entire Agreement.** The obligations in Sections 1 and 2 (except Section 2.2 and Section 2.7, in each case, with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, ***provided, however***, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signatures to follow on next page]

This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER: Genelux Corporation	**EMPLOYEE:**
[signature] (Signature)	[signature] (Signature)
Thomas D Zindrick (Printed Name)	Caroline A. Jewett (Printed Name)
President & CEO (Title)	15 JUN 2023 (Date Signed)

PRIOR INVENTIONS

1. **Prior Inventions Disclosure**. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

☐ No Prior Inventions.

☐ See below:

____

____

____

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.			
2.			
3.			

☐ Additional sheets attached.